Exhibit 99.a(i)

CERTIFICATE OF TRUST

OF

LATTICE STRATEGIES TRUST

THIS Certificate of Trust of Lattice Strategies Trust (the “Trust”) is being duly executed and filed by the undersigned trustee to form a statutory trust under the provisions of the Delaware Statutory Trust Act (12 Del. C. §3801, et seq.)(the “Act”).

1.	Name. The name of the statutory trust is “Lattice Strategies Trust”.

2.	Registered Agent. Pursuant to subsection 3807(b) of the Act, the name and address of the Registered Agent is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The Trust will be become, prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

3.	Series Trust. Pursuant to subsection 3806(b)(2) of the Act, the Trust will issue one or more series of beneficial interests having the rights and preferences specified in the governing instrument of the Trust, as it may be amended from time to time (each a “Series”).

4.	Notice of Limitation of Liability of Each Series. Separate and distinct records shall be maintained for each Series and the assets associated with each Series shall be held and accounted for separately from the other assets of the Trust or any other Series thereof. Pursuant to subsection 3804(a) of the Act, notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only and not against the assets of the Trust generally or any other Series, and none of the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of such Series.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust.

Lattice Strategies Trust

By:	/s/ Albert Lee
Albert Lee, Sole Trustee